Exhibit 99.1

Warren Resources Announces 2014 Production, Updated 2015 Capital Budget,
Production Guidance and Updated Hedge Positions

•                  Production increased 77% year-over-year in 2014

•                  2015 Capital Budget reduced to approximately $21 million

NEW YORK, January 26, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) today announced expected total production volumes for the full year 2014 and updated its capital budget and production guidance for the full year 2015.

While year-end audited financials are not yet complete, Warren estimates production for the full year 2014 grew 77% year-over-year to approximately 22.8 billion cubic feet of equivalent (“Bcfe”), approximately 70% of which is natural gas. This production growth is primarily attributable to increased volumes resulting from the acquisition of the Marcellus assets in the third quarter of 2014.

With the ongoing volatility in commodity and capital markets, Warren is revising its 2015 capital budget lower to approximately $21 million from the Company’s preliminary $80 million budget released in early December 2014.

The Company is now budgeting $13 million in the Marcellus to drill and complete two Upper Marcellus wells in 2015 and for associated facilities. Drilling was completed on the first Upper Marcellus well, the Mirabelli 11H, in late January in the northeast portion of the Company’s acreage position and completion operations are expected to commence in early March. The second well, the Ruark 11H, is planned in the center of the acreage block, with completion operations expected to commence in early May. Completion operations on two lower Marcellus wells were concluded in January, with initial production expected in mid-February.

In addition, Warren has reduced its facilities and infrastructure budget in California to $8 million and suspended CBM drilling and completion activity in Wyoming, eliminating approximately $20 million of capital previously allocated to that program. As mandated by federal permit restrictions and lease stipulations, drilling on federal lands in the Atlantic Rim, where the bulk of Warren’s 2015 program was planned, cannot commence until after August 1st. Therefore, Warren has ample time until then to re-evaluate the decision to suspend activity should conditions improve.

Warren is updating its full year 2015 production guidance to reflect the reduction in planned drilling and completion activity. For the full year 2015, Warren expects total production volumes to range between approximately 33 Bcfe to 36 Bcfe, a projected 52% increase over 2014, at the midpoint. Warren expects natural gas volumes to comprise approximately 84% of total production in 2015.

“The revised 2015 budget reflects the flexibility Warren has as operator of essentially all of its assets, enabling the Company to adjust development activity to account for fluctuations in the commodity price environment”, said Lance Peterson, Interim CEO. “The reduction in capital expenditures in conjunction with a strong asset base, where approximately half of Warren’s reserves are in long-life waterflood and CBM assets, positions the Company well to ride out the current commodity price volatility and return to growth when conditions stabilize.  Even with reduced drilling and completion activity in 2015, the two Upper Marcellus wells planned for this year offer the opportunity to prove-up the formation and add reserves organically.”

Updated 2015 Capital Budget

The information and tables below set forth Warren’s updated forecast for 2015 development activity, capital expenditures and net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

The table below sets forth Warren’s updated 2015 capital expenditure budget by operating area:

Operating Unit	CapEx ($MM)
Wilmington Field, California
WTU	$3
NWU	5
Marcellus, Pennsylvania	13
Atlantic Rim, Wyoming	—
Total	$21

Updated 2015 Production Guidance

Warren is updating its production guidance for the first quarter and full year 2015 to account for the slightly later start of completion operations in the Marcellus in December 2014 and the reduction in planned drilling and completion activity in 2015, respectively. The table below sets forth Warren’s updated net production forecast for first quarter and full year 2015 based on the information available at the time of this release.

	Three Months ending March 31, 2015	Full Year ending December 31, 2015
Oil (MBbl)	260 – 280	900 – 1,000
Gas (MMcf)	7,000 – 8,000	28,000 – 30,000
Oil Equivalent (MBoe)	1,427 – 1,613	5,567 – 6,000
Gas Equivalent (MMcfe)	8,560 – 9,680	33,400 – 36,000

Hedges

The Company’s current hedges in place as of January 26, 2015 are as noted in the table below:

Type	Benchmark	Price	Quantity	Period
Oil Hedges
Oil Swap	NYMEX	$50.00	1,300 Bbl/d	02/01/15 - 09/30/15
Natural Gas Hedges
Gas Swap	NYMEX	$4.18	3,000 MMBtu/d	01/01/15 - 12/31/15
Gas Swap	NYMEX	$4.02	3,000 MMBtu/d	01/01/15 - 06/30/15
Gas Swap	NYMEX	$4.54	20,000 MMBtu/d	01/01/15 - 03/31/15
Gas Swap	NYMEX	$3.20	10,000 MMBtu/d	04/01/15 - 10/31/15
Gas Swap	NYMEX	$3.16	10,000 MMBtu/d	04/01/15 - 10/31/15

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, and natural gas in the Marcellus Shale in Pennsylvania and Washakie Basin in Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:                         Robert Ferer

212-697-9660